UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2019

FOSSIL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-19848	75-2018505
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

901 S. Central Expressway
Richardson,	Texas	75080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 234-2525

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐            Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Title of each class	Ticker Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FOSL	The Nasdaq Stock Market LLC

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 15, 2019, Kim Harris Jones was appointed to the Board of Directors (the “Board”) of Fossil Group, Inc. (the “Company”), effective October 15, 2019. Ms. Harris Jones was also appointed to the Audit Committee of the Board, effective October 15, 2019.
Ms. Harris Jones is not a party to any arrangement or understanding with any person pursuant to which she was appointed as a director, nor is she a party to any transactions required to be disclosed under Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries.
For her service on the Board, Ms. Harris Jones will receive the Company’s standard non-employee director compensation, which includes an annual cash retainer of $60,000. For her service on the Audit Committee, Ms. Harris Jones will receive the Company’s standard annual cash retainer of $15,000. The annual retainers to be paid to Ms. Harris Jones will be paid on a quarterly basis in arrears and will be pro-rated for the fourth quarter based on the number of days between the date of her appointment and December 31, 2019, the end of the fourth calendar quarter.
In addition, pursuant to the Company’s 2016 Long-Term Incentive Plan, Ms. Harris Jones would receive a grant of restricted stock units as of the effective date of her appointment equal to the number of shares of common stock having an aggregate fair market value of $130,000, pro-rated to reflect the number of days between the date of her appointment and the one year anniversary of the Company’s 2019 Annual Stockholders Meeting. However, each outside director, including Ms. Harris Jones, waived twenty-five percent of the 2019 automatic award; therefore, Ms. Harris Jones will receive a grant of restricted stock units as of the effective date of her appointment equal to the number of shares of common stock having an aggregate fair market value of $97,500, pro-rated to reflect the number of days between the date of her appointment and the one year anniversary of the Company’s 2019 Annual Stockholders Meeting. Ms. Harris Jones would also receive an additional grant of restricted stock units equal to the number of shares of common stock having an aggregate fair market value of $130,000 on the date of the Company’s 2020 Annual Stockholders Meeting, if she is then serving as a non-employee director. The restricted stock units to be granted to Ms. Harris Jones vest and convert into shares of common stock (i) upon the first anniversary of the date of grant for the restricted stock units granted upon her appointment to the Board; and (ii) upon the earlier of the first anniversary of the date of grant or the first Annual Stockholders Meeting following the date of grant for the restricted stock units to be granted on the date of the 2020 Annual Stockholders Meeting; provided that Ms. Harris Jones is providing services to the Company or its subsidiaries on each such vesting date.
 On October 15, 2019, the Company issued a press release announcing the appointment of Ms. Harris Jones, which is incorporated herein by reference. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press Release, dated October 15, 2019, announcing the appointment of a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2019

FOSSIL GROUP, INC.

	By:	/s/ JEFFREY N. BOYER
	Name:	Jeffrey N. Boyer
	Title:	Executive Vice President, Chief Financial Officer and Treasurer